Exhibit 2.1b

ADDENDUM TO PURCHASE AND ASSUMPTION AGREEMENT

This Addendum to the Purchase and Assumption Agreement (this “Addendum”), made and entered into as of the 21st day of May, 2009, by and among the FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF BANKUNITED, FSB, CORAL GABLES, FLORIDA (the “Receiver”), BANKUNITED, a de novo federal savings association, organized under the laws of the United States, and having its principal place of business in Coral Gables, Florida (the “Assuming Bank”), and the FEDERAL DEPOSIT INSURANCE CORPORATION, organized under the laws of the United States of American and having its principal office in Washington, D.C., acting in its corporate capacity (the “Corporation” and together with the Receiver and the Assuming Bank, the “Parties”).

Concurrently herewith, the Parties are entering into a Purchase and Assumption (Whole Bank) with Loss Share Agreement (which includes as exhibits thereto the Single Family Shared-Loss Agreement and the Commercial and Other Loans Shared-Loss Agreement) (the “Agreement”), pursuant to which the Assuming Bank will acquire certain assets and assume deposits and certain other liabilities of BankUnited, FSB from the Receiver.

The parties desire to modify the terms of the Agreement as set forth herein.

In consideration of the mutual promises herein set forth and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Section 1.           Interpretation.  Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning assigned to such term in the Agreement.  Each reference in the Agreement to “hereof,” “herein,” “hereunder,” “hereby,” “this Agreement” and like references shall refer to the Agreement as modified by this Addendum.  Except as set forth herein, the Agreement will remain in full force and effect and shall be otherwise unaffected hereby.  In the event of any conflict or inconsistency between the provisions of this Addendum and the Agreement with respect to the matters set forth herein, the provisions of this Addendum shall govern.

Section 2.           Loan Sales.  The Assuming Bank shall be permitted to sell up to two and one-half percent (2.5%) of the Single Family Shared-Loss Loans and the Shared-Loss Loans (based on the aggregate unpaid principal balance of such Loans as of Bank Closing) on an annual basis without the Receiver’s consent, and losses on such sales shall constitute Portfolio Losses (in respect of Single Family Shared-Loss Loans) and Charge-Offs (in respect of Shared-Loss Loans); provided that (a) such sales are conducted by means of sealed bid sales to third parties, not including any of the Assuming Bank’s affiliates, contractors or any affiliates of such contractors, (b) in connection with any such sale, the Assuming bank retains a third party financial advisor instructed to maximize sale proceeds, (c) the highest economic bid received in respect of any sale shall be the winning bid, and (d) the Assuming Bank complies with such other procedures as are agreed upon by the Assuming Bank and the Receiver (a sale meeting the criteria set forth in this sentence to be referred to herein as a “Permitted Sale”).  In connection with any Permitted Sale that is a bulk sale, in order to calculate the gain/loss on each Loan, the aggregate sales price and costs of sale shall be allocated among the Loans sold pro rata based on the unpaid principal balance of each Loan included in such sale relative to the aggregate unpaid principal balance of all Loans included in such sale.

Section 3.           Counterparts.  This Addendum may be executed in any number of counterparts and by the duly authorized representative of a different Party on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF BANKUNITED, FSB, CORAL GABLES, FLORIDA

	By:	/s/ Arthur Cook
Name: Arthur Cook
Title: Attorney-in-Fact

Attest:

FEDERAL DEPOSIT INSURANCE CORPORATION

	By:	/s/ Arthur Cook
Name: Arthur Cook
Title: Attorney-in-Fact

Attest:

BANKUNITED

	By:	/s/ Rajinder P. Singh
Name: Rajinder P. Singh
Title: Head of Consumer Banking

Attest:

[Signature Page to Addendum]